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CCL INDUSTRIES INC. (TORONTO)
Stock Symbol: TSE & ME - CCQ
for release:  July 3, 1997

                  CCL ACQUISITION OF SEDA SPECIALTY PACKAGING
                      RECEIVES EARLY ANTITRUST CLEARANCE


TORONTO, July 3, 1997 -- The Board of Directors of CCL Industries Inc. and SEDA Specialty Packaging Corp. (NASDAQ: SSPC) announced today that they have received an early determination from the Federal Trade Commission and the United States Department of Justice that the purchase of SEDA by CCL will not be challenged as being in violation of applicable federal antitrust laws. Valued at $(Cdn.)255 million, the transaction brings together two of North America's leading producers of specialty packaging for personal care products. The acquisition is being accomplished through a cash tender offer for SEDA shares at U.S. $29.00 per share which was commenced on June 23, 1997 and is scheduled to expire at 12:00 Midnight, New York City Time, on July 21, 1997.

                                    **END**


FOR FURTHER INFORMATION:

Mel Snider
Senior Vice-President, Finance and Administration
(416) 756-8508